Exhibit 99.1

NAVISTAR FINALIZES $1.5 BILLION LOAN AGREEMENT

WARRENVILLE, Ill., January 22, 2007 (BUSINESS WIRE) -- Navistar International Corporation (NYSE:NAV) announced today that on Friday, January 19, 2007 it signed a definitive loan agreement relating to its previously announced five-year senior unsecured term loan facility and synthetic revolving facility in the aggregate principle amount of $1.5 billion. The facilities were arranged by J.P. Morgan Chase Bank and a group of lenders that includes Credit Suisse, Banc of America Securities and Citigroup Global Markets. The facilities are guaranteed by International Truck and Engine Corporation, the principal operating subsidiary of Navistar.

Navistar announced on January 4, 2007 that it had received a commitment for a five-year senior unsecured $1.1 billion term loan facility and a $200 million synthetic revolving facility totaling $1.3 billion. The synthetic revolving credit facility was subsequently increased by $200 million to an aggregate amount of $400 million, due in part to strong lender demand. The new loan facilities, which expire in January 2012, will replace the company's existing senior unsecured $1.5 billion Credit Agreement. All borrowings under the new loan facilities will accrue interest at a rate equal to a base rate or an adjusted LIBOR rate plus a spread. The spread, which will be based on the company’s credit rating in effect from time to time, ranges from 300 basis points to 400 basis points. Based on the company’s current credit rating, the spread for LIBOR borrowings is 325 basis points.

On December 29, 2006, Navistar voluntarily repaid $200 million of the existing senior unsecured $1.5 billion loan facility. On January 19, 2007 Navistar borrowed an aggregate principle amount of $1.33 billion under the new loan facilities. The proceeds of this borrowing were used to repay the remaining amounts outstanding and due under the existing loan facility and for other refinancing-related expenses.

Navistar is a holding company whose wholly owned subsidiaries produce International® brand commercial trucks, MaxxForce™ brand mid-range diesel engines, IC brand school buses, and Workhorse brand chassis for motor homes and step vans. It also is a private-label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. The company also provides truck and diesel engine parts and service. Another wholly owned subsidiary offers financing services. Additional information is available at: www.navistar.com.

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